UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 24, 2015

EMERGENT BIOSOLUTIONS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 400, Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (240) 631-3200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (b)(e)
In connection with the previously announced spin-off (the "Spin-Off") of the biosciences business of Emergent BioSolutions Inc. into a separate, stand-alone publicly-traded company ("SpinCo"), on November 24, 2015, the company entered into an Executive Retention and Separation Agreement (the "Separation Agreement") with Barry Labinger, the company's Executive Vice President and President of the company's biosciences division.
The Separation Agreement contemplates that Mr. Labinger will remain employed with the company through the earlier of June 30, 2016 and the distribution date for the Spin-Off, or such earlier date as Mr. Labinger may elect (such earlier date, the "Separation Date"), and that, during such period, Mr. Labinger will continue to serve as the Executive Vice President of the company and President of the company's biosciences division and will continue to receive his base salary, less all applicable taxes and withholdings, as well as customary benefits.
Subject to Mr. Labinger's compliance with the terms and conditions of the Separation Agreement, following Mr. Labinger's termination of employment with the company, the company will pay to Mr. Labinger up to $838,461.00, less applicable taxes and withholdings, of which (a) 25% will become vested, and payable over 3.75 months, if the termination of employment occurs on or after November 1, 2015 and prior to December 1, 2015, (b) 50% will become vested, and payable over 7.5 months, if the termination of employment occurs on or after December 1, 2015 and prior to January 1, 2016, (c) 75% will become vested, and payable over 11.25 months, if the termination of employment occurs on or after January 1, 2016 and prior to February 1, 2016, or (d) 100% will become vested, and payable over 15 months, if the termination of employment occurs on or after February 1, 2016.
In addition, the Separation Agreement provides that following the Separation Date, the company will pay to Mr. Labinger any earned but unpaid bonus for any completed year and a pro rata target annual bonus.
The payments, benefits, and rights set forth in the Separation Agreement are the exclusive payments, benefits, and rights due to Mr. Labinger in connection with his separation from employment with the company and are in lieu of any benefits to which Mr. Labinger otherwise may have become entitled under the company's Second Amended and Restated Management Severance Plan.
In consideration for the severance benefits described above, Mr. Labinger has released the company and SpinCo from any potential claims that Mr. Labinger may have against them.  Mr. Labinger will be required to execute a similar release upon his separation from employment with the company in order to receive the severance benefits described above.  The Separation Agreement also contains customary non-competition, non-disparagement, confidentiality, non-solicitation and cooperation provisions on the part of Mr. Labinger, subject to the limitations and exceptions set forth in the Separation Agreement.
The Separation Agreement confirms the parties' intent that they contemplate, in connection with the separation of Mr. Labinger's employment, either (1) entering into a consulting agreement pursuant to which Mr. Labinger will advise the company on business matters in connection with the Spin-Off, (2) Mr. Labinger entering into a consulting agreement with SpinCo to be effective upon the distribution date of the Spin-Off, and/or (3) Mr. Labinger serving as a member of the SpinCo board of directors effective upon the distribution date of the Spin-Off, in any such case with Mr. Labinger remaining in continuous service with the company or SpinCo from the date of the Separation Agreement through the distribution date of the Spin-Off.  The rate of compensation, duration of service and other terms and conditions of any such consulting or other engagement will be set forth in the applicable consulting agreement or other agreement.  The parties intend that the duration of any such consulting or other service relationship will extend through March 31, 2018, unless earlier terminated by the company or SpinCo for cause, as a result of a breach by Mr. Labinger of his continuing obligations under the Separation Agreement, as a result of Mr. Labinger's voluntary resignation or termination of service, as a result of the non-election of Mr. Labinger to the SpinCo board of directors by the SpinCo stockholders (if applicable) or as otherwise agreed by the parties.
In consideration for his continued service in a consulting or other service relationship, the Separation Agreement provides that the company will take such action as is necessary to convert any equity awards granted to Mr. Labinger under the company's Third Amended and Restated 2006 Stock Incentive Plan that continue to remain outstanding as of the distribution date of the Spin-Off into equity awards with respect to SpinCo common stock, preserving the terms of all such equity awards, except that the number of shares of common stock issuable pursuant thereto and, if applicable, the exercise price, will be adjusted to preserve the economic value of such equity awards as of immediately prior to the effectiveness of the Spin-Off, and that such equity awards will continue to vest on the same vesting schedule as in effect as of immediately prior to the effectiveness of the Spin-Off, with the vesting and, if applicable, exercisability, of such equity awards to be subject to the continued service of Mr. Labinger with SpinCo as of immediately after the effectiveness of the Spin-Off.
 The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.
(d) Exhibit

10.          Executive Retention and Separation Agreement, dated as of November 24, 2015, by and between the Company and Barry Labinger

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 1, 2015	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ A.B. Cruz III A.B. Cruz III Executive Vice President, General Counsel and Corporate Secretary